EXHIBIT 99.1

News Announcement



FOR IMMEDIATE RELEASE

        BRILLIANT DIGITAL ENTERTAINMENT COMPLETES A FINANCIAL TRANSACTION

LOS ANGELES, CA MARCH 8, 2002 -- Brilliant Digital Entertainment, Inc. (AMEX:
BDE), a leading developer of 3D technologies for rich media content creation, distribution and ad serving for the Internet, reported today that they have completed a financing round and have raised $750,000 in a private placement transaction. Pursuant to the terms of a Common Stock and Warrant Purchase Agreement, the Company sold 5,673,222 shares of its common stock at a price per share equal to $0.1322, which represents the volume weighted average price
(VWAP) of a share of the Company's common stock on the American Stock Exchange over the five consecutive trading days immediately preceding March 7, 2002, the date the Company entered into the Purchase Agreement. In addition, the purchasers in the transaction received warrants to purchase an additional 10,085,728 shares of the Company's Common Stock at a purchase price equal to $0.148725, which represents a price paid per share equal to 1.125 times the price paid per share in this transaction. Parties to the transaction were Harris Toibb, a current investor, and MarKev Services, LLC, an entity co-owned by the Company's Chairman and the Company's CEO and President.

The transaction was unanimously approved by the Board of Directors as well as by an independent committee of the Board, with only the Chairman and the CEO and President who are also Directors, abstaining because of their interests in the transaction. Additionally, the Board sought and received an opinion from a reputable financial firm that the transaction was fair to both the Company and stockholders from a financial point of view.

Details of the transaction will be filed with the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K, which will soon be available on the SEC's Web site (www.sec.gov).

About Brilliant Digital Entertainment and b3d

Brilliant Digital Entertainment, Inc. (Amex: BDE) is a leading developer of real-time 3D technology for rich media content creation, distribution and ad serving for the Internet. It sells its b3d Studio content creation and authoring toolset to enable the creation and delivery of interactive, streaming, real-time 3D graphics over the Internet, and licenses its ad serving technology to the content and advertising communities. The b3d Studio toolset is targeted for use by studios, production houses, web content suppliers and advertising agencies to produce entertainment, advertising and music content for consumers distributed over the Internet. Brilliant also licenses its Brilliant Banner ad serving technology to the web based advertising industry. Brilliant produces real-time-3D digitally animated interactive titles featuring popular characters such as Superman, Xena, KISS and Ace Ventura, and music artists such as DMX, Ja Rule, Sum 41 and Ludacris. Developed using Brilliant's


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proprietary suite of b3d software tools, these full-screen productions have small files for faster downloads. Content is distributed broadly via Internet syndication to partners including Warner Bros. Online. Find out more at www.brilliantdigital.com.

For further information, please contact Robin Gore at 818-615-1500 X528 or rgore@bde3d.com.